Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

Frank S. Pellegrino
Sr. Vice President, Finance, Treasurer and Corporate Controller
847-214-4138

FOR IMMEDIATE RELEASE

MONDAY, FEBRUARY 5, 2018

Net Sales Grew by 3.9% on Strong Sales Volume Performance in the Consumer Distribution Channel

Quarterly Overview:	Year to Date Overview:

- Net sales increased by 3.9%	- Net sales increased by 0.5%
- Sales volume increased by 0.9%	- Sales volume increased by 0.5%
- Gross profit decreased by 12.7%	- Gross profit decreased by 8.9%
- Net income decreased by 39.8%	- Net income decreased by 21.1%

Elgin, IL, February 5, 2018— John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) (the “Company”) today announced operating results for its fiscal 2018 second quarter. Net income for the second quarter of fiscal 2018 was $7.8 million, or $0.68 per share diluted, compared to net income of $12.9 million, or $1.13 per share diluted, for the second quarter of fiscal 2017. Net income for the first two quarters of fiscal 2018 was $18.2 million, or $1.59 per share diluted, compared to net income of $23.1 million, or $2.03 per share diluted, for the first two quarters of fiscal 2017.

Net sales for the second quarter of fiscal 2018 were $259.1 million compared to net sales of $249.4 million for the second quarter of fiscal 2017. The 3.9% increase in net sales was primarily attributable to increased sales of snack and trail mix products in our consumer distribution channel. Sales volume, which is defined as pounds sold to customers, increased by 0.9%, as the 6.6% sales volume increase in the consumer distribution channel was offset in large part by a 14.5% decline in sales volume in the commercial ingredients distribution channel. The sales volume decline in the commercial ingredients distribution channel was due to the loss of a bulk almond butter customer that occurred in the latter part of the fiscal 2017 second quarter. The sales volume increase in the consumer distribution channel primarily resulted from increased sales of private brand and Orchard Valley Harvest trail mixes. The sales volume decrease of 1.9% in the contract packaging distribution channel was due to our acquisition of the Squirrel Brand business at the end of November 2017. Squirrel Brand sales volume for December in the current quarter was included in the consumer and commercial ingredients distribution channels, while Squirrel Brand sales volume for December in the fiscal 2017 second quarter was included in the contract packaging distribution channel because Squirrel Brand was a contract packaging customer during the second quarter of fiscal 2017.

Sales volume for our branded products changed in the quarterly comparison as follows:

Fisher recipe nuts	3.4%
Orchard Valley Harvest produce products	55.6%
Fisher snack nuts	(2.8)%

The increase in sales volume for Fisher recipe nuts was driven primarily by distribution gains at new and existing customers, increased promotional activity and a product line extension for raw peanuts. The increase in sales volume for Orchard Valley Harvest resulted from new item introductions and distribution gains at new and existing customers. The decline in sales volume for Fisher snack nuts resulted mainly from lower promotional activity.

For the first two quarters of fiscal 2018, net sales increased to $473.9 million from $471.7 million for the first two quarters of fiscal 2017. Sales volume increased slightly in the year to date comparison. The 4.4% sales volume increase in the consumer distribution channel and the 5.7% sales volume increase in the contract packaging distribution channel were offset in large part by a decline in sales volume for bulk almond butter in the commercial ingredients distribution channel as discussed in the quarterly comparison. The sales volume increase in the consumer distribution channel primarily resulted from increased sales of private brand and Orchard Valley Harvest trail mixes. Increased sales to an existing customer from new item introductions drove the increase in sales volume in the contract packaging distribution channel.

Gross profit decreased by $5.5 million, or 12.7%, for the second quarter of fiscal 2018 compared to the second quarter of fiscal 2017. Gross profit margin, as a percentage of net sales, decreased to 14.6% for the second quarter of fiscal 2018 from 17.4% for the second quarter of fiscal 2017. The decreases in gross profit and gross profit margin were mainly due to increased commodity acquisition costs for walnuts and pecans. We could not raise pecan and walnut selling prices to cover these acquisition cost increases due to prior holiday promotional pricing commitments that we made primarily to support new Fisher recipe nut distribution.

In the year to date comparison, gross profit decreased by $7.1 million, or 8.9%, and gross profit margin decreased to 15.3% for the first two quarters of fiscal 2018 from 16.9% for the first two quarters of fiscal 2017. The decreases in gross profit and gross profit margin in the year to date comparison occurred primarily for the same reasons cited in the quarterly comparison.

Total operating expenses, as a percentage of net sales, decreased to 9.1% for the second quarter of fiscal 2018 from 9.3% for the second quarter of fiscal 2017 primarily due to a higher net sales base for the current second quarter. Total operating expenses increased by $0.5 million in the quarterly comparison and included $0.5 million in transaction expenses and $0.3 million in amortization expense associated with our acquisition of the Squirrel Brand business. These acquisition related expenses along with increases in freight, broker commissions and advertising expenses were largely offset by a decline in incentive compensation expense.

Total operating expenses for the first two quarters of fiscal 2018 decreased to 8.7% of net sales from 9.0% of net sales for the first two quarters of fiscal 2017, and total operating expenses declined by $1.4 million in the year to date comparison. The decrease in total operating expenses, as a percentage of net sales and dollars, primarily was attributable to a decrease incentive compensation expense.

Interest expense was $0.8 million for the second quarter of fiscal 2018 compared to $0.6 million for the second quarter of fiscal 2017. Interest expense for the first two quarters of fiscal 2018 was $1.6 million compared to $1.2 million for the first two quarters of fiscal 2017. The increase in interest expense in both comparisons was attributable primarily to higher debt levels, which were mainly driven by our acquisition of the Squirrel Brand business.

The increases in the effective tax rates in the quarterly and year to date comparisons resulted from the write down of net deferred tax assets due to changes in U.S. tax laws that were enacted during the current second quarter.

The total value of inventories on hand at the end of the second quarter of fiscal 2018 decreased by $13.8 million, or 7.6%, compared to the total value of inventories on hand at the end of the second quarter of fiscal 2017. The decrease in the total value of inventories on hand was primarily driven by reduced quantities of inshell pecans. The weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the second quarter of fiscal 2018 decreased by 3.4% compared to the weighted average cost per pound at the end of the second quarter of fiscal 2017. The decrease in the weighted average cost per pound of raw nut and dried fruit input stocks was mainly due to lower acquisition costs for pecans and a shift in mix from higher cost inshell pecans to lower cost peanuts.

“We were encouraged by our significant sales growth in both branded and private brand products in our consumer distribution channel. Our holiday promotional pricing commitments for Fisher recipe nuts were completed by the end of the fiscal 2018 second quarter. We believe that this promotional pricing program supported our goal of investing in our brands and will support new distribution gains as well as continued growth for the Fisher recipe nut brand in future quarters. Following the conclusion of these holiday commitments, we have currently improved the alignment of our selling prices with our acquisition costs for walnuts and pecans,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “Fisher recipe nut sales volume grew in the current quarter from a product line extension and distribution gains at new and existing grocery customers. At retail, Fisher recipe nut pound volume increased by 3% while the total category pound volume was unchanged in the quarterly comparison according to IRi market data,” Mr. Sanfilippo noted. “Our Orchard Valley Harvest brand continues to grow significantly, and it is currently our second largest brand in respect to net sales. Orchard Valley Harvest also performed well at retail with pound volume up by 61%, while the total produce category pound volume was unchanged in the quarterly comparison,” Mr. Sanfilippo stated. “Fisher snack nut pound volume at retail declined by 17%, while the total pound volume for the snack nut category increased by 1%. In future quarters, we intend to focus on reversing this downward trend with the introduction of our new Oven Roasted Never Fried product line of Fisher snack nuts,” Mr. Sanfilippo noted. “As I mentioned in last quarter’s earnings release, we intend to invest in our Expanding Consumer Reach growth strategy, and we kicked that off with the strategic acquisition of the Squirrel Brand business at the end of November. The acquisition of Squirrel Brand should provide us with a strong platform to expand our consumer distribution channel and gain meaningful distribution in alternative retail channels,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Tuesday, February 6, 2018, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-844-536-5471 from the U.S. or 1-614-999-9317 internationally and enter the participant passcode of 7079049. This call is being webcast by NASDAQ OMX and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to control expenses, such as compensation, medical and administrative expenses; (ix) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (x) uncertainty in economic conditions, including the potential for economic downturn; (xi) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiii) losses due to significant disruptions at any of our production or processing facilities; (xiv) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xv) technology disruptions or failures; (xvi) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xvii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xviii) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts® and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Twenty-six Weeks Ended
	December 28, 2017	December 29, 2016	December 28, 2017	December 29, 2016
Net sales	$259,118	$249,375	$473,909	$471,668
Cost of sales	221,238	205,986	401,189	391,804

Gross profit	37,880	43,389	72,720	79,864

Operating expenses:
Selling expenses	15,844	15,370	26,789	26,641
Administrative expenses	7,787	7,744	14,346	15,859

Total operating expenses	23,631	23,114	41,135	42,500

Income from operations	14,249	20,275	31,585	37,364

Other expense:
Interest expense	805	608	1,586	1,230
Rental and miscellaneous expense, net	241	299	863	709
Other expense	493	533	985	1,066

Total other expense, net	1,539	1,440	3,434	3,005

Income before income taxes	12,710	18,835	28,151	34,359
Income tax expense	4,954	5,950	9,963	11,294

Net income	$7,756	$12,885	$18,188	$23,065

Basic earnings per common share	$0.68	$1.14	$1.60	$2.04

Diluted earnings per common share	$0.68	$1.13	$1.59	$2.03

Cash dividends declared per share	$—	$2.50	$2.50	$5.00

Weighted average shares outstanding
— Basic	11,375,512	11,304,617	11,363,409	11,285,417

— Diluted	11,426,298	11,373,817	11,434,233	11,376,956

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	December 28, 2017	June 29, 2017	December 29, 2016
ASSETS
CURRENT ASSETS:
Cash	$3,052	$1,955	$2,031
Accounts receivable, net	70,437	64,830	66,007
Inventories	168,852	182,420	182,653
Prepaid expenses and other current assets	13,457	4,172	6,841

	255,798	253,377	257,532

PROPERTIES, NET:	126,662	125,462	129,348

OTHER LONG-TERM ASSETS:
Intangibles, net	28,979	—	611
Deferred income taxes	5,979	9,095	8,109
Other	9,057	10,125	10,091

	44,015	19,220	18,811

TOTAL ASSETS	$426,475	$398,059	$405,691

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$30,000	$29,456	$12,427
Current maturities of long-term debt	7,274	3,418	3,397
Accounts payable	84,834	50,047	90,787
Book overdraft	2,894	932	2,652
Accrued expenses	15,720	26,020	20,575

	140,722	109,873	129,838

LONG-TERM LIABILITIES:
Long-term debt	30,832	25,211	26,925
Retirement plan	21,396	20,994	22,532
Other	7,084	6,513	6,695

	59,312	52,718	56,152

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	89	88	88
Capital in excess of par value	118,585	117,772	116,676
Retained earnings	113,008	123,190	110,130
Accumulated other comprehensive loss	(4,063)	(4,404)	(6,015)
Treasury stock	(1,204)	(1,204)	(1,204)

TOTAL STOCKHOLDERS’ EQUITY	226,441	235,468	219,701

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$426,475	$398,059	$405,691